FOR IMMEDIATE RELEASE

For:   Evans Bancorp, Inc.:                  Contact:  Mark DeBacker, Treasurer
       14-16 North Main Street               Phone:    (716) 549-1000
       Angola, New York  14006               Fax:        (716) 549-0720

 EVANS BANCORP ANNOUNCES 9.2 PERCENT INCREASE IN SECOND QUARTER 2003 NET INCOME
         AND 15.5 PERCENT INCREASE IN JUNE 2003 YEAR-TO-DATE NET INCOME

Angola, N.Y.-July 28, 2003-Evans Bancorp, Inc. (Nasdaq: EVBN) the holding company for Evans National Bank, a commercial bank with eight branches in Western New York, and approximately $331.9 million in assets, today reported strong growth in revenue and income for the quarter ended June 30, 2003.

Second Quarter 2003 Performance Highlights:

o     Net income grew by 9.2% or $85 thousand over second quarter 2002
o     Gross loans increased during the second quarter by 5.9 percent
o Growth in non-interest income which comprised 32.0 percent of total revenue in the second quarter 2003 as compared to 24.9 percent in the second quarter 2002

Net Income:

Net income was $1.0 million or $0.43 per share for the quarter ended June 30, 2003 as compared to $0.9 million or $0.40 per share for the quarter ended June 30, 2002. All per share amounts reflect the special 5 percent stock dividend paid on January 29, 2003.

James Tilley, President and Chief Executive Officer, said, "We are pleased with our financial performance through the first half of 2003. In particular, our strong loan growth has allowed the Bank to continue to grow in a profitable manner. We continue to see upward potential for our brand of community banking services in the Erie County market."

Insurance Activities:

M&W Agency Inc. contributed approximately $125 thousand to net income for the quarter ended June 30, 2003 as compared to $134 thousand for the quarter ended June 30, 2002. On a year-to-date basis M&W has contributed $305 thousand to net income in 2003 as compared to $292 thousand for the same period in 2002. M&W Agency has accounted for a significant portion of the Company's increase in non-interest income and non-interest expense since its purchase in September 2000.

Net Interest Income:

The Bank's net interest margin, a measure of net interest income relative to average earning assets, for the quarter ended June 30, 2003 was 3.97% as compared to 4.78% for the quarter ended June 30, 2002. The decrease is attributable primarily to two factors: increased competition from both a loan and deposit pricing perspective and a decrease in the potential to adjust deposit rates significantly lower as a result of the historically low interest rate environment.

Net interest income increased $50 thousand, or 1.9%, for the quarter ended June 30, 2003 as compared to the same time period in 2002. Total gross loans have grown to $169.6 million at June 30, 2003, reflecting a 5.9% or $9.5 million increase for the quarter. Total net loans (loans after allowance for loan losses) have grown to $167.2 million at June 30, 2003, reflecting a 5.9% or $9.3 million increase for the quarter. During the quarter, the Bank has continued to shift its loan portfolio composition toward higher-yielding commercial loans, especially those secured by real estate. Commercial loans total $120.3 million at June 30, 2003, reflecting a 6.2% or $7.0 million increase for the quarter. Consumer loans total $48.9 million at June 30, 2003, reflecting a 5.1% or $2.4 million increase for the quarter. Given the current low interest rate environment, the Bank continues to sell certain fixed rate residential loans originated under a certain interest rate level, while maintaining the servicing rights to such loans. During the second quarter 2003, the Bank sold loans to FNMA totaling $3.5 million as compared to $1.7 million during the second quarter 2002. At June 30, 2003, the Bank had a loan servicing portfolio principal balance of $26.0 million upon which it earns a fee. This loan servicing portfolio balance compares to $25.3 million at March 31, 2003 and $24.0 million at December 31, 2002.

Loan Quality:

Loan quality has remained stable with $4 thousand in net charge-offs incurred for the second quarter and year-to-date through June 30, 2003. Non-performing loans, defined as loans greater than 90 days past due and non-accrual loans, totaled 0.07% of total loans outstanding at June 30, 2003 as compared to 0.14% at March 31, 2003 and 0.79% at December 31, 2002. The allowance for loan losses totaled $2.4 million or 1.40% of gross loans outstanding at June 30, 2003 as compared to $2.3 million or 1.41% of gross loans outstanding at March 31, 2003 and $2.1 million or 1.42% of gross loans outstanding at December 31, 2002.

Funding Activity:

Total deposits decreased to $273.6 million at June 30, 2003 reflecting a 0.9% or $2.4 million decrease for the quarter. Demand deposits increased to $52.0 million at June 30, 2003, reflecting a 11.0% or $5.2 million increase for the quarter. Regular savings deposits decreased to $108.1 million at June 30, 2003, reflecting a 9.7% or $11.6 million decrease for the quarter, primarily due to the Bank's influx of municipal deposits received during the first quarter 2003 with a revamped money market product called Muni-Vest. Muni-Vest is geared at paying higher money-market equivalent rates of return to municipalities and school districts in markets where the Bank operates. Typically, in the second quarter of each year, the Bank experiences an outflow of tax deposits from municipalities which they use to pay expenses as the year progresses. Muni-Vest balances decreased to $35.3 million at June 30, 2003, reflecting a 24.2% or $11.2 million decrease for the quarter. As a result, core deposits (all deposits excluding time deposits greater than $100,000) decreased to $239.8 million, reflecting a 1.5% or $3.6 million decrease for the quarter.

Non-interest income and expense:

Non-interest income increased to $1.8 million for the second quarter 2003 as compared to $1.3 million for the second quarter 2002. Service charges increased to $452 thousand in the second quarter 2003, a 59.5% or $169 thousand increase over the second quarter 2002, due to a concentrated effort on increasing fee income in late 2002 and early 2003. M&W Agency insurance commissions increased to $859 thousand in the second quarter 2003, a 20.2% or $144 thousand increase over the second quarter 2002. Due to higher loan activity, the Bank realized additional income of approximately $87 thousand during the second quarter of 2003 on loan prepayment charges, loan servicing charges and letter of credit fees. The Bank also realized additional income of approximately $78 thousand on bank-owned life insurance on key employees purchased in the first quarter 2003. The bank-owned life insurance is being used to fund new employee benefits primarily implemented during the second quarter 2003. The Bank also realized $37 thousand in losses on sales of securities during the second quarter 2003 as compared to $101 thousand in gains in the second quarter 2002. Other increases include fees on the Bank's merchant credit card program and ATM fees.

Non interest expense increased by $0.5 million to $3.1 million for the second quarter 2003 as compared to $2.6 million for the second quarter 2002 primarily as a result of continuing Company growth with the Bank's new Amherst branch and two new M&W Agency acquisitions consummated by January 1, 2003. The primary increase is salaries of $0.3 million which is a result of the Bank and M&W Agency's growth over the past year, as well as normal merit increases. Professional services have increased $0.1 million primarily as a result of fees connected with a consulting engagement to increase fee income. Other expenses have increased $0.1 million due to a number of items including costs associated with the Bank's conversion to a new item processing data center environment, which have resulted in increased capacity, capability and opportunity for future efficiencies.

Tilley noted, "the Company's strategy to diversify sources of income anticipating our expansion plans into Erie County has certainly paid off for us. As we finalize our Depew branch plans which will serve the towns of Depew, Lancaster, Elma and Cheektowaga later this year, we are searching for our 10th branch location."

Year-to-date June 30, 2003 Performance Highlights:

o     Net income grew by 15.5% or $280 thousand over 2002
o     Total deposit growth for 2003 of 14.2 percent
o     Gross loans increased by 12.2 percent
o Growth in non-interest income which comprised 34.0 percent of total revenue in the first six months of 2003 as compared to 25.3 percent in the same time period in 2002

Net Income:

Net income was $2.1 million or $0.89 per share for the six months ended June 30, 2003 as compared to $1.8 million or $0.78 per share for the same time period in 2002. All per share amounts reflect the special 5 percent stock dividend paid on January 29, 2003.

Net Interest Income:

Net interest income increased $120 thousand, or 2.3%, for the six months ended June 30, 2003 as compared to the same time period in 2002. Total gross loans have grown $18.5 million or 12.2% for the six months ended June 30, 2003. Total net loans (loans after allowance for loan losses) have grown $18.2 million or 12.2% for the six months ended June 30, 2003. Total commercial loans have grown $14.8 million or 14.0% for the six months ended June 30, 2003. Total consumer loans have grown $3.6 million or 7.9% for the six months ended June 30, 2003.

Funding Activity:

Total deposits increased $34.1 million or 14.2% for the six months ended June 30, 2003 primarily as a result of the success of the Muni-Vest product in attracting municipal deposits, additional demand deposits, and certificates of deposit related to a promotion tied to the opening of the Bank's Amherst branch.

Non-interest income and expense:

Year-to-date non-interest income increased to $4.0 million for the first six months of 2003 as compared to $2.7 million for the first six months of 2002. M&W Agency insurance agency commissions accounted for $0.4 million of the increase. Services charges resulted in $0.3 million in additional revenue. Net planned sales of securities yielded $0.1 million of the increase. Other revenue increases totaling $0.4 million included added revenues related to increased loan activity, including prepayment fees, loan servicing fees, as well as revenue related to bank owned life insurance.

Year-to-date non interest expense increased by $1.2 million to $6.4 million for the first six months of 2003 as compared to $5.2 million for the same time period in 2002. The primary increase is salaries and benefits of $0.6 million as a result of continuing Company growth. Occupancy costs have increased $0.1 million due to expansion in Bank and M&W operated facilities. Professional services have increased $0.2 million. Other expenses have increased $0.2 million due to a number of items including costs associated with the Bank's conversion to a new item processing data center environment.

Based on the second quarter earnings results, management of Evans Bancorp, Inc has increased its net income per share estimate for the 2003 year to $1.66-$1.76 per share.

Attached are Unaudited Statements of Income and Balance Sheets for Evans Bancorp, Inc.

A conference call will be held with company management at 11:00 a.m. (ET) on Tuesday, July 29, 2003 to discuss performance results for the second quarter of 2002 at 1-888-335-9329 (request Evans Bancorp Conference Call). An audio recording will be available one hour after the call through August 5, 2003 at 12:00 p.m., and may be accessed at 1-800- 642-1687, passcode 9851028. The call will also be simultaneously broadcast live over the Internet at the following link: http://www.firstcallevents.com/service/ajwz384862899gf12.html and will be archived for 90 days. There is no charge to attend either event.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with eight branches located in Western New York, which had approximately $331.9 million in assets and approximately $273.6 million in deposits at June 30, 2003. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with ten offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.

Statements of Income
Unaudited
($000s) except per share data

                                                                                 Quarter Ended           Six Months
                                                                                    June 30,           Ended June 30,
                                                                                2003       2002       2003       2002
                                                                               ------     ------     ------     ------
INTEREST INCOME:
    Loans                                                                      $2,678     $2,678     $5,318     $5,428
    Federal funds sold & interest on deposits in  other banks                      15         12         63         40
    Securities:
        Taxable                                                                   604        720      1,177      1,424
        Non-taxable                                                               581        494      1,141        955
                                                                               ------     ------     ------     ------
Total interest income                                                           3,878      3,904      7,698      7,847

INTEREST EXPENSE:
    Interest on deposits                                                        1,028      1,138      2,041      2,315
    Short-term borrowings                                                         172        138        293        288
                                                                               ------     ------     ------     ------
                                                                                1,200      1,276      2,334      2,603

NET INTEREST INCOME                                                             2,678      2,628      5,364      5,244

Provision for loan losses                                                         120        105        240        210
                                                                               ------     ------     ------     ------

Net Interest Income after provision for
    for loan losses                                                             2,558      2,523      5,124      5,034

NON-INTEREST INCOME
    Service charges                                                               452        283        902        557
    Insurance service and fees                                                    859        715      1,900      1,506
    Commission fees                                                                71         60        111         95
    Gain (loss) on sales of securities                                            -37        101        212        111
    Premiums on loans sold                                                         26          9         46         21
    Other                                                                         451        129        789        361
                                                                               ------     ------     ------     ------
Total non-interest income                                                       1,822      1,297      3,960      2,651

NON-INTEREST EXPENSE:
    Salaries and benefits                                                       1,600      1,347      3,286      2,691
    Occupancy                                                                     342        318        747        638
    Supplies                                                                       84         59        168        110
    Repairs and maintenance                                                        96        100        215        206
    Advertising and public relations                                               71         46        147         96
    Professional services                                                         188        120        455        279
    FDIC assessment                                                                10          9         18         17
    Other insurance                                                                61         76        129        138
    Other                                                                         620        501      1,218      1,013
                                                                               ------     ------     ------     ------
Total non-interest expense                                                      3,073      2,576      6,383      5,188

Income before taxes                                                             1,307      1,244      2,701      2,497

Income Taxes                                                                      295        317        615        691
                                                                               ------     ------     ------     ------

NET INCOME                                                                     $1,012     $  927     $2,086     $1,806
                                                                               ======     ======     ======     ======

Earnings per share - Basic and Diluted*                                        $ 0.43     $ 0.40     $ 0.89     $ 0.78
                                                                               ======     ======     ======     ======

----------
* All per share data reflects the 5% stock dividend paid on January 29, 2003.

Balance Sheets
Unaudited
($000s)

                                                                     June 30              December 31
                                                                       2003                  2002
                                                                     --------             -----------
ASSETS
   Cash and due from banks                                           $ 15,821              $ 11,309
   Federal funds sold                                                       0                 8,450
   Interest bearing accounts on other banks                               877                   877
   Securities:
       Classified as available-for-sale, at fair value                124,355               103,031
       Classified as held-to-maturity, at amortized cost                4,050                 3,641

Loans, net of allowance for loan losses of $2,381
     in 2003 and $2,146 in 2002                                       167,246               148,998

Properties and equipment, net                                           5,381                 5,349
Goodwill assets                                                         2,945                 2,945
Intangible assets                                                         881                   787
Bank owned life insurance                                               6,317                   663
Other assets                                                            4,020                 2,661
                                                                     --------              --------

TOTAL ASSETS                                                         $331,893              $288,711
                                                                     ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Deposits:
       Demand                                                        $ 52,038              $ 44,665
       NOW accounts                                                    10,779                10,535
       Regular savings                                                108,076                94,908
       Time deposits, $100,000 or over                                 33,785                28,441
       Other time accounts                                             68,920                60,958
                                                                     --------              --------
                                                                      273,597               239,507

Other borrowed funds                                                   14,908                 8,111
Securities sold under agreement to repurchase                           6,453                 6,543
Other liabilities                                                       4,189                 3,688
                                                                     --------              --------

TOTAL LIABILITIES                                                     299,147               257,849

STOCKHOLDERS' EQUITY
   Common stock, $0.50 par value; 10,000,000
      shares authorized; 2,334,162  and
      2,316,790 shares issued, respectively                             1,171                 1,167
   Capital surplus                                                     16,790                16,579
   Retained earnings                                                   12,507                11,180
   Accumulated other comprehensive income, net                          2,278                 1,942
   Less: Treasury stock, at cost                                           --                    -6
                                                                     --------              --------

TOTAL STOCKHOLDERS' EQUITY                                             32,746                30,862
                                                                     --------              --------

TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                                            $331,893              $288,711
                                                                     ========              ========

Note: All share data reflects the 5% stock dividend paid on January 29, 2003.